EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Miragen Therapeutics, Inc:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in method of accounting for revenue.

/s/ KPMG LLP

Boulder, Colorado
March 26, 2020